Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of NV5 Holdings, Inc. on Form S-3 (File Nos. 333-198113, 333-204362 and 333-206644) and on Form S-8 (File No. 333-187963) of our report dated December 30, 2014 relating to the consolidated financial statements of The RBA Group, Inc., Engineers, Architects and Planners appearing in this Form 8−K/A.

/s/ Wiss & Company, LLP

Livingston, New Jersey

September 9, 2015